EXHIBIT 5.1

[Letterhead of Dornbush Schaeffer Strongin & Venaglia, LLP]

November 16, 2010

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:           Forest Laboratories, Inc.
Registration Statement on Form S-8

Gentlemen:

We have been requested by Forest Laboratories, Inc., a Delaware corporation (the “Company”), to furnish you with our opinion as to the matters hereinafter set forth in connection with the above-captioned registration statement (the “Registration Statement”) covering an aggregate of 15,000,000 shares (the “Shares”) of the Company’s common stock, par value $.10, to be offered on behalf of the Company under the Company’s 2007 Equity Incentive Plan, as amended (the “Plan”).

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below.  In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder.  Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

Based upon and subject to the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when sold in the manner described in the Registration Statement, will be duly authorized, legally issued, fully paid and non-assessable.

We render no opinion as to the laws of any jurisdiction other than the internal laws of the State of New York and the internal corporate law of the State of Delaware.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

  Very truly yours,

  DORNBUSH SCHAEFFER STRONGIN
& VENAGLIA, LLP

   By: /s/ Melissa E. Cooper, a Partner
Melissa E. Cooper, a Partner